UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SUPPORT.COM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Support.com Correspondence with Stakeholders

Letter to Support.com Key Clients

Dear [Insert Client’s Name]

I am reaching out to provide you with some exciting news. This morning, Support.com announced it signed a definitive agreement to merge with Greenidge Generation Holdings Inc. (“Greenidge”). Greenidge is a holding company that owns Greenidge Generation LLC, a vertically integrated bitcoin mining and power generation facility in Upstate New York.

Completion of the proposed merger is subject to Support.com shareholder approval and other customary closing conditions.

By merging with us, Greenidge will acquire relevant new capabilities for its continued transformational journey — and we will become part of a stronger company with growth opportunities in the short and long term.

For us, it will be business as usual. Upon completion of the proposed merger, Support.com will be a wholly-owned subsidiary of Greenidge. I will remain as CEO of the existing Support.com businesses, which will continue to operate in the ordinary course. We expect the transaction to close in Q3 this year.

We remain committed to delivering the premium service to you and your customers, as you would expect. The merger will not lead to noticeable changes in our day-to-day operations at Support.com. Your team and all key contacts will remain the same.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Support.com and Greenidge will file relevant materials with the SEC, and Greenidge will file a registration statement on Form S-4, which will include a proxy statement/prospectus of Support.com. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement/prospectus will be mailed to stockholders of Support.com when it becomes available. Investors and security holders will be able to obtain free copies of the registration statement, proxy statement/prospectus (when available) and the other documents filed with the SEC by Support.com or Greenidge through the SEC’s website at www.sec.gov.

PARTICIPANTS IN SOLICITATION

Support.com and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders of Support.com in connection with the proposed transaction. A list of the names of such directors and executive officers, information regarding their interests in the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement, proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Greenidge, GGH Merger Sub, Inc. and their directors, executive officers, other members of management and employees may also be deemed to be participants in the solicitation of proxies from the shareholders of Support.com in connection with the proposed transaction. A list of the names of such directors and executive officers, information regarding their interests in the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement, proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.